Exhibit 99.1

PRESS RELEASE

DOLLAR TREE, INC. REPORTS 27.3% INCREASE IN EARNINGS PER SHARE

CHESAPEAKE, Va. – August 27, 2008 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation's leading operator of single-price point dollar stores, reported net earnings per diluted share of $0.42, for the fiscal second quarter ended August 2, 2008, an increase of 27.3% over the $0.33 earnings per diluted share for the same period, one year ago.  Sales for the quarter were $1.093 billion, a 12.5% increase compared to $971.2 million, for the same period, one year ago.  Comparable store sales increased 6.5% for the quarter.

“Our performance in the second quarter demonstrates the growing relevance of Dollar Tree to the consumer during tough economic times,” said President and CEO Bob Sasser.  “Increased demand for basic, consumable product is driving more customers into our stores, resulting in higher operating margin and earnings in the second quarter.”

For the second quarter, the gross margin rate was 33.2%, 40 basis points below the 33.6% reported in last year’s second quarter.  The decrease in rate was primarily driven by the planned shift in the merchandise mix towards consumables and increased diesel fuel costs, relative to last year.  In addition, the Company continued to improve its shrink rate in the second quarter.  These factors were incorporated in the Company’s guidance announced at the end of the first quarter.

Selling, general and administrative expenses, as a percentage of sales, were 27.6% in the second quarter of 2008, compared to 28.1% in the same quarter last year, as the Company leveraged depreciation, payroll and other expenses.

Operating margin in this year’s second quarter was 5.6%, an improvement of 10 basis points compared to the same period, one year ago.

The Company estimates sales for the third quarter of 2008 to be in the range of $1.075 - $1.105 billion, based on low-to-low-mid single digit positive comparable store sales.  Based upon this sales forecast, diluted earnings per share are estimated to be in the range of $0.40 to $0.43.

Full year sales are now forecasted to be in the range of $4.61 to $4.68 billion, based on low-to-low-mid single digit positive comparable store sales for the full year.  Based upon this sales forecast, diluted earnings per share are expected to be $2.33 to $2.43.

On Wednesday, August 27, 2008, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EDT.  The telephone number for the call is 888-726-2459.  A recorded version of the call will be available until midnight Wednesday, September 3, and may be accessed by dialing 888-203-1112, and the pass code is 9124046.  International callers may dial 719-457-0820 and the pass code is 9124046.  A webcast of the call is accessible through Dollar Tree's website, www.DollarTree.com/medialist.cfm, and will remain on-line until midnight Wednesday, September 3.

As of August 2, 2008, Dollar Tree operated 3,517 stores in 48 states.  The Company opened 50 stores, closed 7 stores, and expanded or relocated 19 stores in the fiscal second quarter of 2007.  The Company’s retail selling square footage totaled approximately 29.5 million at August 2, 2008, a 7.3% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding third-quarter and full year sales and third-quarter and full year diluted earnings per share. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 1, 2008 and our Quarterly Report on Form 10-Q filed June 12, 2008.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)

	Second Quarter ended		Six Months ended
	Aug. 2,	Aug. 4,	Aug. 2,	Aug. 4,
	2008	2007	2008	2007

Net sales	$1,093.1	$971.2	$2,144.4	$1,946.2

Cost of sales	730.0	644.6	1,424.8	1,294.3

Gross profit	363.1	326.6	719.6	651.9
	33.2%	33.6%	33.6%	33.5%

Selling, general & administrative expenses	301.5	273.2	588.3	536.2
	27.6%	28.1%	27.4%	27.6%

Operating income	61.6	53.4	131.3	115.7
	5.6%	5.5%	6.1%	5.9%

Interest expense, net	1.9	1.6	3.5	3.2

Income before income taxes	59.7	51.8	127.8	112.5
	5.5%	5.3%	6.0%	5.8%

Income tax expense	22.1	19.2	46.6	41.8
Income tax rate	37.0%	37.1%	36.5%	37.2%

Net income	$37.6	$32.6	$81.2	$70.7
	3.4%	3.4%	3.8%	3.6%

Net earnings per share:
Basic	$0.42	$0.33	$0.90	$0.72
Weighted average number of shares	90.2	98.2	90.0	98.7

Diluted	$0.42	$0.33	$0.90	$0.71
Weighted average number of shares	90.5	98.7	90.4	99.4

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	Aug. 2,	Feb. 2,	Aug. 4,
	2008	2008	2007

Cash and cash equivalents	$114.6	$40.6	$43.5
Short-term investments	-	40.5	144.0
Merchandise inventories	717.1	641.2	651.7
Other current assets	64.1	66.5	53.6
Total current assets	895.8	788.8	892.8

Property and equipment, net	726.1	743.6	725.4
Intangibles, net	145.4	147.8	148.9
Deferred tax assets	26.3	38.7	9.6
Other assets, net	71.1	68.8	60.3

Total assets	$1,864.7	$1,787.7	$1,837.0

Current portion of long-term debt	$18.0	$18.5	$18.5
Accounts payable	272.8	200.4	230.7
Other current liabilities	121.1	143.6	138.5
Income taxes payable, current	-	43.4	0.7
Total current liabilities	411.9	405.9	388.4

Long-term debt, excluding current portion	250.0	250.0	250.0
Income taxes payable, long-term	20.3	55.0	19.1
Other liabilities	96.2	88.4	76.2

Total liabilities	778.4	799.3	733.7

Shareholders' equity	1,086.3	988.4	1,103.3

Total liabilities and shareholders' equity	$1,864.7	$1,787.7	$1,837.0

STORE DATA:
Number of stores open at end of period	3,517	3,411	3,334
Total selling square footage (in millions)	29.5	28.4	27.5

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Six Months Ended
	Aug. 2,	Aug. 4,
	2008	2007

Cash flows from operating activities:
Net income	$81.2	$70.7
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	81.5	78.3
Other non-cash adjustments	40.3	4.1
Changes in operating assets and liabilities	(111.9)	(57.2)
Total adjustments	9.9	25.2
Net cash provided by operating activities	91.1	95.9

Cash flows from investing activities:
Capital expenditures	(65.4)	(88.9)
Purchase of short-term investments	(34.7)	(790.5)
Proceeds from maturities of short-term investments	75.2	868.3
Purchase of restricted investments	(12.8)	(35.3)
Proceeds from maturities of restricted investments	12.4	34.5
Other	(0.3)	(4.8)
Net cash used in investing activities	(25.6)	(16.7)

Cash flows from financing activities:
Principal payments under long-term debt and
capital lease obligations	(0.7)	(0.4)
Proceeds from stock issued pursuant to stock-based
compensation plans	8.8	65.3
Payments for share repurchases	-	(198.0)
Tax benefit of stock options exercised	0.4	12.4
Net cash provided by (used in) financing activities	8.5	(120.7)
Net increase (decrease) in cash and cash equivalents	74.0	(41.5)
Cash and cash equivalents at beginning of period	40.6	85.0
Cash and cash equivalents at end of period	$114.6	$43.5